Exhibit 1

Oi S.A. – In Judicial Reorganization CNPJ/MF No. 76.535.764/0001-43 NIRE 33.300.29520-8 Publicly-Held Company NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), in addition to the Notice to Shareholders dated June 11, 2018, hereby informs its shareholders and the market in general that the Company has been informed of the order given by the Brazilian Competition Authority (Conselho Administrativo de Defesa Econômica – CADE), which approved Oi’s application for a declaration that there is no need to adjudicate on the capital increase of the Company through the capitalization of part of the Unsecured Credits held by the Qualified Unsecured Bondholders (“Capital Increase”), in accordance with the judicial reorganization plan approved by the Creditors’ General Meeting and ratified by the 7th Corporate Court of the Capital of the Rio de Janeiro State (“Plan”).

The closure of the proceeding before CADE will not occur until July 4th, 2018. After that date, provided that there are no opposing statements, CADE’s decision shall be fully confirmed.

Upon the confirmation of CADE’s decision, and considering the decision made by the Board of Directors of the National Telecommunications Agency (Conselho Diretor da Agência Nacional de Telecomunicações - ANATEL) that granted the previous consent requested by Oi to undertake the Capital Increase, all Conditions Precedent set forth in the Plan for the Capital Increase will have been duly satisfied or waived.

Both the decision of ANATEL and the order given by CADE are attached to this Notice to the Market and are also available for download on the Company’s website (www.oi.com.br/ri) and on the CVM’s Empresas.Net System (www.cvm.gov.br), and also on the B3 S.A. – Brasil, Bolsa, Balcão’s website (www.bm&fbovespa.com.br). The Company shall furnish the English translation of the decisions as soon as possible to the U.S. Securities and Exchange Commission under cover of Form 6-K.

The Company will keep its shareholders and the market informed about any material development of the issue addressed herein.

Rio de Janeiro, June 19, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer